EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

Gilat-To-Home Latin America (Netherlands Antilles) N.V.

We consent to the incorporation by reference in the Registration Statements on Form F-3 of our report dated February 8, 2002 with respect to the consolidated financial statements of Gilat-To-Home Latin America (Netherlands Antilles) N.V., which report appears in the Form 20-F of Gilat Satellite Networks Ltd. for the year ended December 31, 2003 (none of which aforementioned financial statements are separately presented therein).

/s/ KPMG Accountants N.V.
Amstelveen, the Netherlands
March 24, 2004